CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of The Momentum Bond Fund, a series of PFS Funds, under the headings “Independent Registered Public Accounting Firm” in the Prospectus and the Statement of Additional Information.

/s/ Cohen & Company Cohen & Company, Ltd. Cleveland, Ohio August 30, 2017